UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2019 (February 18, 2019)

ALLERGAN PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36867	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2019, the Board of Directors (the “Board”) elected Robert J. Hugin as a director of Allergan plc (the “Company”), effective immediately. There are currently no arrangements pursuant to which Mr. Hugin was appointed to the Board, and Mr. Hugin will receive compensation in accordance with the Company’s standard arrangements for non-employee directors.

Mr. Hugin previously served as Chief Executive Officer of Celgene Corporation (“Celgene”) from June 2010 until March 2016 and as Executive Chairman of the Board of Directors from June 2011 to January 2018. Mr. Hugin joined Celgene in 1999 as Chief Financial Officer. Prior to joining Celgene, Mr. Hugin served as a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. Previously, Mr. Hugin served on the boards of Danaher Corporation, The Medicines Company, Coley Pharmaceutical Group and Atlantic Health System as well as Chairman of the Board of The Pharmaceutical Research and Manufacturers of America.

Mr. Hugin holds a Bachelor of Arts degree from Princeton University and an MBA from the Darden School of Business at the University of Virginia. He currently serves on the Board of Trustees of Princeton University.

Item 8.01	Other Events.

On February 19, 2019, the Company issued a press release announcing the election of Mr. Hugin to the Board; the Board’s support for a pending shareholder proposal, which will also appear in Allergan’s 2019 Proxy Statement, requiring an independent Board Chair to be phased in during the next leadership transition; and the Board’s ongoing commitment to active Board refreshment, governance best practices and continuous shareholder engagement. A copy of the press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

On February 19, 2019, the Company issued a separate press release from its Board responding to a public letter from one of the Company’s shareholders, Appaloosa LP (“Appaloosa”), relating to a shareholder proposal Appaloosa has submitted in connection with the Company’s Annual General Meeting of Shareholders to be held on May 1, 2019. The Board noted that while it appreciates input from its shareholders, it strongly disagrees that an immediate separation of the CEO and Chair positions is warranted. The Board believes that such an immediate separation, in contrast to the shareholder proposal that the Board supports which allows for the separation of the Chair and CEO positions with the next leadership change, would be disruptive to the Company. A copy of the press release is attached to this report as Exhibit 99.2 and incorporated herein by reference.

Shareholders will be able to obtain free copies of the Proxy Statement and any other documents relating to the Annual General Meeting of Shareholders filed with the SEC by Allergan through the website maintained at the SEC at http://www.sec.gov/ or on Allergan’s website at http://www.allergan.com. Shareholders are advised to read the Proxy Statement when it is available because it contains important information.

Item 9.01	Financial Statements and Exhibits.

d.	Exhibits:

99.1	Press Release of Allergan plc entitled “Robert J. Hugin Appointed to Allergan Board of Directors” dated February 19, 2019.

99.2	Press Release of Allergan plc entitled “Allergan Responds to Public Shareholder Letter” dated February 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2019	Allergan plc

	By:	/s/ A. Robert D. Bailey

A. Robert D. Bailey
EVP & Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Allergan plc entitled “Robert J. Hugin Appointed to Allergan Board of Directors” dated February 19, 2019.

99.2	Press Release of Allergan plc entitled “Allergan Responds to Public Shareholder Letter” dated February 19, 2019.